Exhibit 3.15

CERTIFICATE OF INCORPORATION

OF

VIVINT WIRELESS, INC.

ARTICLE I

The name of the corporation is Vivint Wireless, Inc, (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of common stock that the Corporation is authorized to issue is Ten Thousand (10,000) with a par value of $0.0001 per share.

ARTICLE V

The name of the Corporation’s incorporator is N. Todd Leishman and the incorporator’s mailing address is 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

ARTICLE VI

To the fullest extent permitted by the DGCL and any other applicable law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VII

The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by the DGCL and any other applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and all expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the immediately preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII

In furtherance of, and not in limitation of, the powers conferred by statute, the Corporation’s Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”) or adopt new Bylaws without any action on the part of the Corporation’s stockholders; provided, however, that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE IX

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the Bylaws, from time to time, to amend the Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by the DGCL or any other applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation the 17th day of April, 2013 to be effective April 19, 2013.

/s/ N. Todd Leishman
N. Todd Leishman, Incorporator

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

VIVINT WIRELESS, INC.

Pursuant to and in accordance with Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the undersigned, Vivint Wireless, Inc. (the “Corporation”) hereby declares and certifies as follows:

1.	The name of the Corporation is Vivint Wireless, Inc.

2.	The Certificate of Incorporation of the Corporation was filed with the State of Delaware Secretary of State on April 18, 2013, with an effective date of April 19, 2013.

3.	The Certificate of Incorporation is hereby amended to increase the number of shares of common stock the Corporation is authorized to issue from 10,000 to 1,000,000 shares, and to effect a forward stock split in the ratio of 94.4444 shares of common stock for every one share of common stock issued and outstanding as of the effective date of this amendment.

4.	To effect the foregoing, ARTICLE IV of the Certificate of Incorporation is hereby amended in its entirety as follows:

“ARTICLE IV

STOCK: The total number of shares which the Corporation is authorized to issue is ONE MILLION (1,000,000) shares of common stock with a par value of $0.0001 each. Each share of stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of the stockholders, All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Effective as of the time at which this Certificate of Amendment to the Certificate of Incorporation (the “Amendment”) becomes effective (the “Effective Date”), each issued and outstanding share of common stock of the Corporation, without further action, will be split and converted into NINETY FOUR and FOUR THOUSAND FOUR HUNDRED FORTY-FOUR TEN THOUSANDTHS (94.4444) fully paid and nonassessable shares of common stock (the “Stock Split”). No fractional shares shall be issued upon the Stock Split, and the number of shares of common stock resulting from the Stock Split shall be rounded up to the nearest whole number. Each outstanding stock certificate of the Corporation, which prior to the filing of this Amendment to the Certificate of Incorporation represented one or more shares of common stock, shall immediately after such filing represent that number of shares of common stock equal to the product of (x) the number of shares of common stock represented on such certificate multiplied by (y) 94.4444 (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares rounded up to the nearest whole share as set forth above.

The Corporation shall, upon the request of each record holder of a certificate representing shares of common stock issued and outstanding immediately prior to the filing of this Amendment to the Certificate of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

5.	The amendment and forward split specified above has been duly approved and recommended to the stockholders of the Corporation by the board of directors of the Corporation and, in accordance with Section 242 of the DGCL, has been approved and adopted by at least a majority of the stockholders of the Corporation in accordance with Section 228 of the DGCL, the Certificate of Incorporation, and the Bylaws of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation is executed and effective as of the 21st day of May, 2013.

VIVINT WIRELESS, INC., a Delaware corporation

By:	/s/ Todd R. Pedersen
Todd R. Pedersen, Chief Executive Officer